Exhibit 11

                  NACCO Industries, Inc. And Subsidiaries
                                 Form 10-Q
                     Computation of Earnings per Share

                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                   JUNE 30                JUNE 30
                                1994       1993        1994      1993

                                (In thousands, except per share data)
Income (loss):
  Income (loss) before
          extraordinary charge $9,191    $  (201)   $11,961   $  (207)
  Extraordinary charge,
      net-of-tax               (3,218)    (3,292)    (3,218)   (3,292)
  Net income (loss)            $5,973    $(3,493)   $ 8,743   $(3,499)

Per share amounts reported
to stockholders   Note 1:
  Income (loss) before
          extraordinary charge $ 1.03    $  (.02)   $  1.34   $  (.02)
  Extraordinary charge,
      net-of-tax                 (.36)      (.37)      (.36)     (.37)
  Net income (loss)            $  .67    $  (.39)   $   .98   $  (.39)

Primary:
          Weighted average
            shares outstanding  8,949      8,937      8,945     8,937
          Dilutive stock options
              Note 2               11         18         13        17
          Totals                8,960      8,955      8,958     8,954

          Per share amounts:
            Income (loss) before
              extraordinary cha$ 1.03    $  (.02)   $  1.34   $  (.02)
            Extraordinary charge,
              net-of-tax         (.36)      (.37)      (.36)     (.37)
            Net income (loss)  $  .67    $  (.39)   $   .98   $  (.39)

Fully diluted   Note 3:
          Weighted average shares
            outstanding
          Dilutive stock options
              Note 2
          Totals

          Per share amounts:
            Income (loss) before
              extraordinary charge
            Extraordinary charge,
              net-of-tax
            Net income (loss)

Note 1 Per share earnings have been computed and reported to the stockholders pursuant to APB Opinion No. 15, which provides that "any reduction of less than 3% in the aggregate need not be considered as dilution in the computation and presentation of earnings per share data."



Exhibit 11 (Continued)


Note 2 Dilutive stock options are calculated based on the treasury stock method. For primary per share earnings the average market price is used. For fully diluted per share earnings the quarter-end market price, if higher than the average market price for the period, is used.

Note 3 Fully diluted per share earnings for the three and six months ended June 30, 1994 are not disclosed because the quarter-end market price did not exceed the average market price for both the three and six month periods.